Exhibit 4.1

[Form of Series 2018-A Note]

Agree Limited Partnership

4.32% Senior Guaranteed Note, Series 2018-A, due September 26, 2030

No. RA__-__	[Date]
$[____________]	PPN 00855@ AE4

For Value Received, the undersigned, Agree Limited Partnership (herein called the “Company”), a limited partnership organized and existing under the laws of Delaware, hereby promises to pay to [_____________________], or registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been prepaid) on September 26, 2030 (the “Maturity Date”) with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance hereof at the rate of 4.32% per annum from the date hereof, payable semiannually, on the 31st day of March and 30th day of September in each year, commencing with March 31, 2019 or the first March 31 or September 30 following the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the Default Rate (as defined in the hereinafter defined Master Note Facility).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of JPMorgan Chase Bank, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Master Note Facility referred to below.

This Note is one of the Senior Guaranteed Notes, Series 2018-A (herein called the “Notes”) issued pursuant to the First Supplement dated as of September 26, 2018 to the Uncommitted Master Note Facility dated as of August 3, 2017 (as from time to time amended, the “Master Note Facility”), between Agree Realty Corporation (the “Parent Guarantor”), the Company, AIG Asset Management (U.S.), LLC and the Purchasers from time to time referred to therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Master Note Facility and (ii) made the representations set forth in Section 6.2 of the Master Note Facility. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Master Note Facility.

This Note is a registered Note and, as provided in the Master Note Facility, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Pursuant to a Guaranty dated as of September 26, 2018, the Parent Guarantor, operating as a real estate investment trust and certain subsidiaries, have each absolutely and unconditionally guaranteed payment in full of the principal of, Make-Whole Amount, if any, and interest on this Note and performance by the Company of all of its obligations contained in the Master Note Facility all on the terms set forth in such Guaranty.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Master Note Facility, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Master Note Facility.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Agree Limited Partnership

By:	Agree Realty Corporation,
Its sole general partner

By
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